For Immediate Release

CONTACT:	Anne A. Tarbell
(212) 451-3030
atarbell@triarc.com
www.enhanceheinz.com

Trian Group Sets the Record Straight on Short-Slate Voting Mechanics

New York, NY, August 10, 2006 – The Trian Group today issued the following statement in response to shareholder confusion about voting at H. J. Heinz Company’s (NYSE: HNZ) Annual Meeting:

“A number of Heinz shareholders have contacted us with questions about the mechanics of voting their shares at the August 16th Annual Meeting. Shareholders should be aware that attempting a ‘split vote’ by writing in the names of any of the Trian Group’s nominees on Heinz’ White proxy card could disenfranchise shareholders by those votes being deemed invalid. To our knowledge, Heinz has not established any mechanism to allow split voting on its White card nor indicated any intention of doing so.

If shareholders wish to vote a split-ticket as recommended by ISS, Glass Lewis and Proxy Governance, they must use the GOLD proxy card. Other than by voting in person at the annual meeting (which requires obtaining a legal proxy from the ’record owner’ if shares are not held directly on the books of the company):

•	The only way for shareholders to vote in accordance with the recommendation of these highly respected independent proxy voting advisory services is to vote the GOLD proxy.
•	The only way for shareholders to vote for any of the Trian Group's five highly qualified, independent and experienced nominees is to vote the GOLD proxy.
•	The only way for shareholders to vote for certain combinations of Trian Group and Heinz nominees is to vote the GOLD proxy.

Although shareholders are free to ’withhold’ their votes from specified nominees on the GOLD proxy, the Trian Group urges shareholders to vote the GOLD proxy for all five of its nominees in order to ensure minority representation on Heinz’ Board. If shareholders have any questions about voting, please call the Trian Group’s proxy solicitor, Innisfree M&A Incorporated. Institutions, banks and brokers may call Mike Brinn at 212-750-8253; other shareholders may call toll-free 877-456-3442.”

About Trian Fund Management, L.P. and Sandell Asset Management Corp.

Investment funds and accounts managed by Trian Fund Management, L.P. (“Trian”), together with an investment fund managed by Sandell Asset Management Corp. (and affiliated companies) ("Sandell") are collectively referred to as the “Trian Group.”

Trian, based in New York, NY, is an investment management firm whose principals are Nelson Peltz, Peter W. May and Edward P. Garden. Trian seeks to invest in undervalued and under-

performing public companies and prefers to work closely with the management of those companies to effect positive change through active, hands-on influence and involvement, which it refers to as “operational activism.” Trian’s goal is to enhance shareholder value through a combination of strategic re-direction, improved operational execution, more efficient capital allocation and stronger management focus. Trian’s principals and investment team have extensive experience in reviving consumer brands, including the highly successful turnaround of Snapple Beverage Corp.

Sandell, based in New York, NY, is an investment management firm founded by Thomas E. Sandell that focuses on corporate event driven investing worldwide. Sandell often will take an "active involvement" in facilitating financial or organizational improvements that will accrue to the benefit of shareholders.

Additional information about the Trian Group’s efforts to seek representation on the Heinz Board of Directors is available at www.enhanceheinz.com.

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Notes To Follow

Notes

The Trian Group has not sought or obtained consent from any third party to the use of previously published information as proxy soliciting material. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein.

The Trian Group has previously filed its definitive proxy statement with the SEC and has mailed its definitive proxy statement and GOLD proxy card to shareholders. Shareholders are strongly advised to read the proxy statement and other related documents, as they contain important information. Copies of the proxy statement are available free of charge on the SEC’s website at http://www.sec.gov or by contacting Innisfree M&A Incorporated by telephone at (877) 456-3442 or by e-mail at info@innisfreema.com.